                                                                    EXHIBIT 99.1

              AMCOMP ANNOUNCES APPROVAL OF SHARE REPURCHASE PROGRAM

NORTH  PALM  BEACH,  FL,  AUGUST  28,  2007 - The board of  directors  of AmCOMP
Incorporated  (Nasdaq:  AMCP) has approved a share repurchase program of up to a total of 1.5 million shares of the Company's common stock.

The Company will finance the share  repurchase  program with available cash. The program is intended to be implemented  through  purchases made from time to time in either the open market or through  private  transactions,  in accordance with
Securities and Exchange Commissions requirements. The timing and extent to which the Company  repurchases its shares will depend upon market conditions and other corporate  considerations as may be considered in the Company's sole discretion.
The  Company  currently  has  approximately  15,769,166  shares of common  stock outstanding. On August 24, 2007, the Company's stock closed at $9.68 per share.

Fred  R.  Lowe,  AmCOMP's  Chairman,  President  and  Chief  Executive  Officer,
commented,  "We believe this repurchase  program is a prudent use of capital and reaffirms our commitment to building shareholder value over the long term."

ABOUT AMCOMP

With roots dating back to 1982,  AmCOMP  Incorporated  is an  insurance  holding company whose wholly owned subsidiaries,  AmCOMP Preferred and AmCOMP Assurance, are  mono-line  workers'  compensation  insurers  with  products  that  focus on value-added services to policyholders. Currently marketing insurance policies in
15 core  states  and  targeting  small to  mid-sized  employers  in a variety of industries, AmCOMP distributes its products through independent agencies.

FORWARD-LOOKING STATEMENTS

Statements  made in this press  release,  including  those  about the  Company's financial  condition  and results of  operations  and about its future plans and objectives,  which  are not  based  on  historical  facts,  are  forward-looking statements  within the meaning of Section 27A of the  Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe,"  "expect,"  "plans,"  "intend,"  "project,"  "estimate," "may,"
"should,"  "will,"  "continue,"  "potential,"  "forecast" and  "anticipate"  and similar expressions  identify  forward-looking  statements.  Any such statements involve known and unknown  risks,  uncertainties  and other  factors,  including those set forth under the heading "RISK  FACTORS" in the Company's  filings with the Securities and Exchange Commission,  including AmCOMP's Form 10-K for fiscal
year  ended  December  31,  2006.   Such  factors  may  cause  AmCOMP's   actual
performance,  condition and  achievements  to be materially  different  than any future  performance,  condition and achievement set forth in this press release.
All subsequent written and oral forward-looking statements attributable to us or individuals  acting on our behalf are expressly  qualified in their  entirety by these  cautionary  statements.  We undertake no obligation to publicly update or revise any forward-looking  statements,  whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

AmCOMP Incorporated, North Palm Beach

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700